Exhibit 21.1

SUBSIDIARIES OF TEMPUR SEALY INTERNATIONAL, INC.

Entity	State or Country of Organization
Tempur World, LLC	Delaware
Tempur-Pedic Management, LLC	Delaware
Tempur-Pedic Manufacturing, Inc.	Delaware
Tempur Production USA, LLC	Virginia
Tempur-Pedic Sales, Inc.	Delaware
Tempur-Pedic North America, LLC	Delaware
Tempur-Pedic Technologies, Inc.	Delaware
Tempur-Pedic America, LLC	Delaware
Tempur Sealy International Distribution, LLC	Delaware
Tempur Holdings B.V.	Netherlands
Dan-Foam ApS	Denmark
Tempur Danish Holdings ApS	Denmark
Tempur Danmark P/S	Denmark
Dan-Foam Acquisition ApS	Denmark
Tempur UK, Ltd.	United Kingdom
Tempur Japan Yugen Kaisha	Japan
Tempur Sealy International Limited	United Kingdom
Tempur France SAS	France
Tempur Deutschland GmbH	Germany
Tempur Singapore Pte Ltd.	Singapore
Tempur Benelux B.V.	Netherlands
Tempur Benelux Retail B.V	Netherlands
Tempur Australia Pty. Ltd.	Australia
Tempur Korea Limited	South Korea
Sealy Corporation	Delaware
Sealy Mattress Corporation	Delaware
Sealy Mattress Company	Ohio
Sealy Mattress Company of Puerto Rico	Ohio
Ohio-Sealy Mattress Manufacturing Co.	Georgia
Sealy Mattress Company of Kansas City, Inc.	Missouri
Sealy Mattress Company of Illinois	Illinois
Sealy Mattress Company of Albany, Inc.	New York
Sealy of Maryland and Virginia, Inc.	Maryland
Sealy of Minnesota, Inc.	Minnesota
Sealy, Inc.	Ohio
The Ohio Mattress Company Licensing and Components Group, Inc.	Delaware
Sealy Mattress Manufacturing Company, Inc.	Delaware
Sealy Technology LLC	North Carolina
Sealy (Switzerland) Gmbh	Switzerland
Mattress Holdings International B.V.	The Netherlands
Sealy Canada, Ltd.	Alberta
Gestion Centurion Inc.	Quebec
Sealy Mattress Company Mexico S. De R.L. De C.V.	Mexico
Sealy Servicios De Mexico S.A. De C.V.	Mexico
Sealy Colchones De Mexico S.A. De C.V.	Mexico
Sealy Texas Management, Inc.	Texas